Exhibit 99.2

Sun Hydraulics Reports 2016 Third Quarter Results

SARASOTA, FL, November 7, 2016 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the third quarter of 2016 as follows:

(Dollars in millions except net income per share)

	October 1,	September 26,
	2016	2015	Increase/Decrease
Three Months Ended
Net sales	$45.2	$48.0	(6)%
Net income	$5.0	$8.4	(41)%
Net income per share:
Basic	$0.19	$0.32	(41)%
Diluted	$0.19	$0.32	(41)%
Nine Months Ended
Net sales	$147.1	$156.4	(6)%
Net income	$20.2	$28.0	(27)%
Net income per share:
Basic	$0.75	$1.05	(29)%
Diluted	$0.75	$1.05	(29)%

“Third quarter sales were slightly below expectations,” reported Wolfgang Dangel, Sun's President and CEO.  “Overall, global demand declined 6% due to persistent headwinds.  Sluggish end markets continued to strain demand in the Americas and Europe as both experienced a 10% decline, while Asia Pacific remained a bright spot, up more than 12% for the quarter.  Our sales and marketing investments in this region are having significant influence on our ability to win new customers and expand our market share.  A strong U.S dollar adversely affected EPS by $0.02; however it was still within our expected range.”

“Coming out of Q3, October order rates are encouraging,” added Dangel.  “Leading indicators are supportive of positive momentum in 2017.  We remain focused on exceeding customer expectations, growing our global presence, and delivering strong financial results.  Operationally, lean initiatives are taking shape and will drive profitability once fully implemented.  Sales and marketing efforts are ramping up regionally providing us with better opportunities to address our customers’ needs and drive growth.”

Dangel continued, “Over the last year we have been further developing and refining the strategic vision of the Company.  Our long term vision is focused on growth and reaching critical mass of $1 billion in sales by 2025.  We expect half to be organic and the remainder to be derived from acquisitions within the industrial goods sector.  All growth initiatives are intended to preserve Sun’s history of superior profitability and financial strength.”

“Acting on our long-term vision, earlier today we announced our intent to acquire Enovation Controls’ Vehicle Technology and Power Controls lines of business,” stated Dangel (11/7/16 Press Release).   “We are excited about acquiring this innovative and highly successful company.  Like Sun, Enovation designs and manufactures premium products for systems requiring superior performance and reliability.  Enovation’s electronic controls provide a valuable diversification to Sun’s historical markets.”

Concluding, Dangel remarked, “We have our eye on 2017 and the opportunities we see for growth both organically and through acquisition.  The initiatives we started this year will continue into next year and drive our effort to take market share and create new opportunities for our products.  Our focus remains on creating lasting value for all of Sun’s stakeholders.”

Outlook

Please note:  Fourth quarter estimates exclude any impact related to financial consolidation for the acquisition of Enovation Controls.

Fourth quarter 2016 revenues are expected to be approximately $46 million, up 4% from the fourth quarter of 2015. Earnings per share are estimated to be $0.13 to $0.15, compared to $0.19 in the same period a year ago, and contains several non-recurring items noted below which will decrease EPS for Q4 2016.

•	M&A activity expenses, including professional fees associated with the acquisition of Enovation Controls of approximately $0.05.
•	Global sales and marketing expenses of approximately $0.02.
•	CEO transition expenses of approximately $0.01 (transition costs will continue to reduce earnings through the first quarter of 2017).
•	Currency is not expected to have a substantial impact on earnings per share in fourth quarter estimates.

For the year, revenues are expected to be approximately $193 million, down 4% from the prior year.  Earnings per share are estimated to be $0.88 to $0.90 compared to earnings per share of $1.24 in the prior year.

Webcast

Sun Hydraulics Corporation will broadcast its 2016 third quarter financial results conference call, including discussion surrounding the Enovation Controls acquisition and related financial data, live over the Internet at 9:00 A.M. E.T. tomorrow, November 8, 2016. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-264-8893 and using 9833886 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun leadership will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

About Sun

Sun Hydraulics Corporation is a leading designer and manufacturer of high-performance screw-in hydraulic cartridge valves, manifolds and integrated package solutions for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

This presentation and oral statements made by management in connection herewith that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) fluctuations in global business conditions, including the impact of economic recessions in the U.S. and other parts of the world, (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect the Company’s revenue and/or costs, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (v) risks related to the integration of the businesses of the Company and Enovation Controls; (vi) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (vii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (viii) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings Item 1. “Business,” and Item 1A. “Risk Factors” in the Company’s Form 10-K for the year ended January 2, 2016, and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in this Form 10-Q for the quarter ended October 1, 2016. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	October 1, 2016	September 26, 2015
	(unaudited)	(unaudited)
Net sales	$45,232	$48,036
Cost of sales	29,692	29,536
Gross profit	15,540	18,500
Selling, engineering and administrative expenses	8,297	7,463
Operating income	7,243	11,037
Interest (income) expense, net	(298)	(361)
Foreign currency transaction (gain) loss, net	(46)	(140)
Miscellaneous (income) expense, net	30	(1,005)
Income before income taxes	7,557	12,543
Income tax provision	2,568	4,133
Net income	$4,989	$8,410
Basic net income per common share	$0.19	$0.32
Weighted average basic shares outstanding	26,923	26,695
Diluted net income per common share	$0.19	$0.32
Weighted average diluted shares outstanding	26,923	26,695
Dividends declared per share	$0.090	$0.090

	Nine months ended
	October 1, 2016	September 26, 2015
	(unaudited)	(unaudited)
Net sales	$147,069	$156,438
Cost of sales	93,035	95,140
Gross profit	54,034	61,298
Selling, engineering and administrative expenses	24,461	22,077
Operating income	29,573	39,221
Interest (income) expense, net	(1,056)	(1,021)
Foreign currency transaction (gain) loss, net	(311)	(839)
Miscellaneous (income) expense, net	594	(793)
Income before income taxes	30,346	41,874
Income tax provision	10,160	13,839
Net income	$20,186	$28,035
Basic net income per common share	$0.75	$1.05
Weighted average basic shares outstanding	26,879	26,662
Diluted net income per common share	$0.75	$1.05
Weighted average diluted shares outstanding	26,879	26,662
Dividends declared per share	$0.310	$0.360

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands except per share data)

	October 1, 2016	January 2, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$110,022	$81,932
Restricted cash	39	44
Accounts receivable, net of allowance for doubtful accounts of $163 and $184	17,701	13,531
Inventories	12,530	13,047
Income taxes receivable	509	123
Deferred income taxes	469	460
Short-term investments	33,858	44,174
Other current assets	3,397	3,707
Total current assets	178,525	157,018

Property, plant and equipment, net	71,235	74,121
Goodwill	4,912	4,988
Other assets	6,830	5,413
Total assets	$261,502	$241,540
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$5,536	$4,422
Accrued expenses and other liabilities	5,203	4,849
Dividends payable	2,424	2,411
Total current liabilities	13,163	11,682
Deferred income taxes	8,919	7,411
Other noncurrent liabilities	-	260
Total liabilities	22,082	19,353
Commitments and contingencies	-	-
Shareholders' equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001, no shares outstanding	-	-
Common stock, 50,000,000 shares authorized, par value $0.001, 26,925,940 and 26,786,518 shares outstanding	27	27
Capital in excess of par value	88,664	82,265
Retained earnings	161,791	149,938
Accumulated other comprehensive income (loss)	(11,062)	(10,043)
Total shareholders' equity	239,420	222,187
Total liabilities and shareholders' equity	$261,502	$241,540

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Nine months ended
	October 1, 2016	September 26, 2015
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$20,186	$28,035
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,550	7,054
(Gain)Loss on disposal of assets	316	(1,086)
Provision (benefit) for deferred income taxes	998	100
Allowance for doubtful accounts	(21)	(14)
Stock-based compensation expense	3,890	2,975
(Increase) decrease in:
Accounts receivable	(4,149)	641
Inventories	517	2,341
Income taxes receivable	(386)	-
Other current assets	310	(48)
Other assets	(773)	435
Increase (decrease) in:
Accounts payable	1,114	156
Accrued expenses and other liabilities	2,033	914
Income taxes payable	-	(443)
Other noncurrent liabilities	(260)	(20)
Net cash provided by operating activities	31,325	41,040
Cash flows from investing activities:
Investment in licensed technology	(850)	(1,425)
Capital expenditures	(4,507)	(4,697)
Proceeds from dispositions of equipment	2	1,645
Purchases of short-term investments	(24,699)	(20,666)
Proceeds from sale of short-term investments	35,389	17,459
Net cash provided by (used in) investing activities	5,335	(7,684)
Cash flows from financing activities:
Proceeds from stock issued	830	772
Dividends to shareholders	(8,321)	(9,596)
Change in restricted cash	5	21
Net cash used in financing activities	(7,486)	(8,803)
Effect of exchange rate changes on cash and cash equivalents	(1,084)	(4,781)
Net increase (decrease) in cash and cash equivalents	28,090	19,772
Cash and cash equivalents, beginning of period	81,932	56,843
Cash and cash equivalents, end of period	$110,022	$76,615
Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$9,047	14,575
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$1,679	3,535

Contact:

David Lamb

Investor Relations

941-362-1200

Tricia Fulton

Chief Financial Officer

941-362-1200